Exhibit 19.1

GRACE THERAPEUTICS, INC.
INSIDER TRADING POLICY
Last updated: June 21, 2025

INTRODUCTION

U.S. federal and state laws prohibit buying, selling, gifting, or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such Material Nonpublic Information (as defined herein) from disclosing this information to others who may trade on the basis of that information. The Board of Directors of Grace Therapeutics, Inc. (the “Company”) has adopted this Insider Trading Policy (the “Policy”) to promote compliance with federal, state, and foreign securities laws that prohibit certain persons who are aware of Material Nonpublic Information from:

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trading in the securities of the company or

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providing Material Nonpublic information to other persons who may trade on the basis of that information (also known as “tipping”).

There are no exceptions to this Policy, except as specifically set forth herein. The securities laws do not recognize any mitigating circumstances or justifications for independent reasons. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct and to avoid any potential Insider liability.

Insider trading is a crime. Violations are pursued vigorously by the Securities and Exchange Commission (“SEC”), U.S. Attorneys, state enforcement authorities and foreign jurisdictions. Violations can result in severe penalties, including significant fines and imprisonment.  See the Section below captioned “Consequences of Violations.”

PERSONS SUBJECT TO THIS POLICY

Persons covered by this Policy include the Company’s officers, directors, and all other employees of the Company or its subsidiaries (collectively, “Company Personnel”), as well as their immediate family members (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), other members of their households, and any family members who do not live in their household but whose transactions in Company Securities (as defined herein), are directed by them or are subject to their influence or control (“Family Members”), as well as corporations, business entities, or trusts controlled, influenced or managed by Company Personnel or their Family Members or in which they have a beneficial or pecuniary interest (“Controlled Entities”), and together with Company Personnel and Family Members are individually and collectively referred to as “Insider(s).” The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information.

Company Personnel are responsible for ensuring that they and their respective Family Members and Controlled Entities do not violate any federal or state securities laws or this Policy and should make them aware of the need to confer before entering into a transaction and treat all transactions in Company Securities as if such transactions were for the account of Company Personnel. Any person who possesses Material Nonpublic Information regarding the Company continues to be an Insider for so long as such information is not publicly known. Appropriate judgment, diligence, and caution should be exercised in connection with any transaction in Company Securities.

TRANSACTIONS SUBJECT TO THIS POLICY

This Policy applies to all transactions, including gifts, in the Company’s securities (collectively the “Company Securities”) including the Company’s common stock, any securities that are exercisable for, or convertible or exchangeable into, shares of common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, notes, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information. Information should be considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities (“Material Information”). Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of Material Information, there are various categories of information that are particularly sensitive, and as a general rule, should always be considered material, including the following examples:

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Forward-looking information regarding the Company’s financial performance, such as projections of future earnings or losses, or other earnings guidance;

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Financial condition and the results of operations of the Company, including quarterly and annual results;

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Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

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A pending or proposed merger, acquisition or tender offer;

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A pending or proposed license (in-bound or out-bound), acquisition or disposition of a significant asset;

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A pending or proposed joint venture;

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A Company restructuring;

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Significant related party transactions;

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A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

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An offering of any Company Securities;

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Bank borrowings or other financing transactions out of the ordinary course;

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The establishment of a repurchase program for Company Securities;

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A change in the Company’s pricing or cost structure;

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Major marketing changes;

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A change in management or the Board of Directors;

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A change in auditors or notification that the auditor’s reports may no longer be relied upon;

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Development of a significant new product, process, or service;

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Results of clinical trials;

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Communications with the FDA;

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Unusual gains or losses in major operations;

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Pending or threatened significant litigation, or the resolution of such litigation;

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Impending bankruptcy or the existence of severe liquidity problems;

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The gain or loss of a significant customer or supplier;

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Significant actual or potential cybersecurity incidents (e.g., a data breach or any other significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure); or

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The imposition of a ban on trading in Company Securities or the securities of another company.

References in this list to the Company or otherwise in the context of assessing whether information is material shall mean the Company and/or its subsidiaries and business units, as the context requires.

Nonpublic Information. Material Information that is not generally known or otherwise available to the general public is “Material Nonpublic Information.” In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated through appropriate channels such as newswire services, broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the Company’s or the SEC’s website (such as Form 8-K, Form 10-Q and Form 10-K). By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, or institutional investors. In addition, please be aware that disclosure on the Company’s website, by itself, may not be considered wide dissemination.

In addition, it is the policy of the Company that no Insider who, in the course of working for the Company, learns of Material Nonpublic Information relating to other public companies and third parties with which the Company does business, including the Company’s customers, vendors, suppliers, or potential acquisition targets, may transact in that company’s securities until the information becomes public or is no longer material. All Insiders are required to treat such Material Nonpublic Information with the same care and restrictions as are required with respect to information relating directly to the Company.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb and analyze the information. As a general rule, information should not be considered fully absorbed by the marketplace until the start of business on the second Trading Day (a day on which the Nasdaq Stock Market is open for trading and there has been no halt in the trading in the Company’s Securities) after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, Insiders must not transact in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific Material Nonpublic Information.

INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. In all cases, the responsibility for determining whether an Insider is in possession of Material Nonpublic Information rests with that Insider, and any action on the part of the Company, the Compliance Officer (as defined below) or any other Insider does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the Section captioned “Consequences of Violations.”

INSIDER TRADING POLICY

Subject to certain limited exceptions as set forth herein, Insiders are strictly prohibited from engaging, either directly or indirectly, in any type of transaction involving Company Securities, or securities of any other company, if such Insider possesses Material Nonpublic Information. Prior to engaging in any transaction involving Company Securities, whether or not occurring during a Trading Window (as defined herein), all Insiders must comply with the pre-clearance process described herein.

ADMINISTRATION OF THIS POLICY

The Company has established procedures to administer this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of Material Nonpublic Information, and to avoid the appearance of impropriety.

The Company has designated its the Company’s Principal Financial Officer as the individual responsible for ensuring compliance with this Policy (the “Compliance Officer”). The Compliance Officer may designate one or more individuals to perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

Certification. All persons subject to this Policy must sign, date and return a Certification substantially in the form set forth in Exhibit A attached hereto (or any other certification the Compliance Officer deems appropriate) stating that you have received, read, understand and agree to comply with this Policy. The Company may require you to sign this Certification on an annual basis, including in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.

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Blackout Period and Trading Window. To help ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Insiders refrain from conducting any transactions involving the Company Securities other than during the period in any fiscal quarter commencing at the start of business on the second Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year and ending fifteen days prior to the end of the month of the last month of such fiscal quarter (the “Trading Window”). For illustration and ease of reference, the blackout periods are set forth in the following table:

Quarter	Blackout Period Begins	Blackout Period Ends
1	June 15, 2025	Start of Business on the Second Trading Day after Q1 earnings are publicly released (typically early August)
2	September 15, 2025	Start of Business on the Second Trading Day after Q2 earnings are publicly released (typically early November)
3	December 16, 2025	Start of Business on the Second Trading Day after Q3 earnings are publicly released (typically early February)
4	March 16, 2025	Start of Business on the Second Trading Day after annual earnings are publicly released (typically mid-to-late June)

Please note that blackout periods are compliance requirements of the Company and do not create or constitute a legal right to trade when they are not in effect. Accordingly, and for the avoidance of doubt, even when a blackout period is not in effect, if you are in possession of material non-public information, you may not transact in the Company’s securities.

Special Trading Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not transact Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities for a longer duration than the typical blackout period. In such situation, the Compliance Officer may notify these persons that they should not transact in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a blackout period will not be announced to the Company as a whole and should not be communicated to any other person.

Blackout periods and special trading blackout periods do not apply to any transactions to which this Policy does not apply, as described herein under the Section captioned “Policy Exceptions.” In addition, the pre-clearance procedures, blackout periods and special trading blackout periods do not apply to transactions under approved Rule 10b5-1 Plans.

Pre-Clearance Procedures. Insiders may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may decide, in his or her sole discretion, not to permit the transaction. If a person seeks pre-clearance and pre-clearance to engage in the transaction is denied, then he or she is prohibited from initiating any transaction in Company Securities or informing any other person of the restriction.

When a request for pre-clearance is made, the requesting party must carefully consider and certify whether or not they possess any Material Nonpublic Information, and fully describe those circumstances to the Compliance Officer in the appropriate form. The requesting party must also indicate whether it has effected any non-exempt “opposite way” transactions within the immediately preceding six months, and be prepared to report an approved transaction on Form 4 or Form 5, and comply with SEC Rule 144 and file Form 144, as applicable at the time of the transaction.

No Insider may transact in Company Securities until:

1.
the Insider has submitted a request to the Compliance Officer in writing, at least three (3) business days prior to the proposed transaction, which request must include the amount and nature of the proposed transaction;

2.
the Insider has certified to the Compliance Officer in writing, no more than three (3) business days prior to the proposed transaction, that the Insider is not aware of Material Nonpublic Information; and

3.
the Compliance Officer has provided written authorization permitting the transaction.

The request to conduct a transaction involving Company Securities and the required certification shall be provided to the Compliance Officer substantially in the form attached hereto as Exhibit B. Pre-clearance of a transaction is valid only for five (5) business days immediately following receipt by the Insider of such pre-clearance approval. Once the approval period identified in the notice has expired, a new notice and certification must be given in order for the Insider to transact in Company Securities.

If the Compliance Officer desires to complete any transactions involving Company Securities, he or she must first obtain the approval of the Chief Executive Officer of the Company. If the Chief Executive Officer desires to complete any transactions involving Company Securities, he or she must first obtain the approval of the Chairman of the Board of the Company.

Duty to Report Inappropriate and Irregular Conduct. All Company Personnel have a responsibility for maintaining financial integrity within the Company consistent with both federal and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or irregularities, whether by witnessing the incident or being informed about it, must report it to their immediate supervisor and to the Compliance Officer. All reports of alleged violations of this Policy will be investigated and addressed appropriately.

Any person who has a question about this Policy or its application to any proposed transaction should obtain additional guidance from the Compliance Officer before engaging in any transaction involving the Company’s Securities. See the Section below captioned “Company Assistance”.

SPECIFICALLY PROHIBITED TRANSACTIONS

In addition to the general prohibition against Insider trading based on Material Nonpublic Information, there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions or should otherwise consider the Company’s preferences as described below:

Short-Term Trading. Short-term trading of Company Securities may be distracting to the trader and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, no Insider may purchase and sell or sell and purchase any Company Securities of the same class in the open market within six months of the initial transaction.

Short Sales. Section 16(c) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in the sale of a security that the seller does not own, commonly referred to as “short sales.”  Furthermore, short sales of Company Securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects or may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited.

Publicly-Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that an Insider is trading based on Material Nonpublic Information and focusing attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions. No Insider may engage in hedging transactions involving Company Securities, including through the use of financial instruments such as forward sale or purchase contracts, equity swaps, collars, exchange funds or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities directly or indirectly, including those obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Furthermore, such transactions are speculative in nature and therefore create the appearance that the transaction is based on Material Nonpublic Information.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or is otherwise not permitted to trade in Company Securities, Insiders are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of Material Nonpublic Information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures of this Policy.

POLICY EXCEPTIONS

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price or withholding amount of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any market sale of any stock, including for the purpose of generating the cash needed to pay the withholding amount.

401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from an Insider’s periodic contributions to the plan pursuant to payroll deduction election. This Policy does apply, however, to certain elections Insiders may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against the 401(k) plan account if the loan will result in a liquidation of some or all of the Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in any employee stock purchase plan maintained by the Company resulting from your periodic contribution of money to the plan pursuant to the election you previously made. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in any such plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

Transactions Not Involving a Purchase or Sale. Bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of Material Nonpublic Information, provided that Insider must still pre-clear any such transaction as described above under the Section captioned “Pre-Clearance Procedures.”  Finally, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Rule 10b5-1 Plans. Purchases or sales of the Company’s Securities made pursuant to, and in compliance with, a written plan established by an Insider that meets the requirements of Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”) and may be made without restriction provided that the Rule 10b5-1 Plan complies with Rule 10b5-1 and meets the guidelines set forth below:

1.
Plan and Approval. The Rule 10b5-1 Plan must be submitted to the Compliance Officer for review and approval at least five (5) business days prior to its adoption, modification, or termination (or such shorter period of time as determined by the Compliance Officer in his or her sole discretion). The Rule 10b5-1 Plan must be in writing and signed by the Insider adopting the Rule 10b5-1 Plan. The Company will keep a copy of each Rule 10b5-1 Plan.

2.
Timing and Term of a Plan. All Rule 10b5-1 Plans must include a certification that, at the time of adoption or modification, as applicable, such Insider (i) does not possess any Material Nonpublic Information about the Company or its Securities and (ii) is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade insider trading prohibitions of Rule 10b-5. No Rule 10b5-1 Plan may have a term less than six (6) months or longer than 24 months; provided, however, that the maximum term does not apply to Rule 10b5-1 Plans solely providing for “eligible sell-to-cover” transactions described in Rule 10b5-1. However, Rule 10b5-1 Plans can provide for early termination in certain circumstances, such as if an Insider’s employment or directorship ends, as approved in writing by the Compliance Officer.

3.
Cooling-Off Period. All Rule 10b5-1 Plans shall be subject to a “cooling-off period” between the date of the adoption of the Rule 10b5-1 Plan and the first trade effected pursuant to such Rule 10b5-1 Plan. For directors and officers, the first trade under a Rule 10b5-1 Plan cannot occur until after the later of (i) 90 days following the date of adoption of such Rule 10b5-1 Plan and (ii) two (2) business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted, but, in any event, the maximum required cooling-off period is 120 days. For each Insider who is not a director or officer, the first trade under a Rule 10b5-1 Plan cannot occur until after at least 30 days following the date of adoption of such Rule 10b5-1 Plan.

4.
Timing of a Plan Amendment, Modification or Termination. A Rule 10b5-1 Plan may be amended, modified or terminated but only (i) during an open Trading Window, (ii) when the Insider does not possess Material Nonpublic Information about the Company and (iii) with the written approval of the Compliance Officer. The amendment or modification to such Rule 10b5-1 Plan must include a certification to that effect.

5.
Cooling-Off Period Upon Certain Amendments or Modifications to an Existing Plan. If a Rule 10b5-1 Plan is modified to change price, amount or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the price, amount or timing of the purchase or sale of the Company Securities), such modification will be subject to all of the requirements of this Policy applicable to the adoption of a new Rule 10b5-1 Plan.

6.
Plan Specifications; Discretion Regarding Trades. The Rule 10b5-1 Plan must (i) specify the amount of Company Securities to be purchased or sold and the price at which and date on which the Company Securities are to be purchased or sold, (ii) specify or set a written formula or algorithm or computer program for determining the amount of Company Securities to be purchased or sold and the price at which and date on which the Company Securities are to be purchased or sold, or (iii) not permit the Insider to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the Rule 10b5-1 Plan, did exercise such influence must not have been aware of the material nonpublic information when doing so. Transaction types such as market, limit and VWAP orders are allowed.

7.
Other Trades. Trading the Company’s Securities outside of an Insider’s Rule 10b5-1 Plan could, in certain circumstances, jeopardize the validity of an Insider’s Rule 10b5-1 Plan. Therefore, except as may be approved in writing in advance by the Compliance Officer, no Insider entering into a Rule 10b5-1 Plan may make open-market purchases or sales of the Company’s Securities while a Rule 10b5-1 Plan is in effect.

8.
Only One Plan at Any Time. An Insider may have only one Rule 10b5-1 Plan in effect at any time, with the exception of: (i) Rule 10b5-1 Plans that cover only “eligible sell-to-cover” transactions described in Rule 10b5-1, (ii) substitution of a new broker to execute an existing Rule 10b5-1 Plan with identical sales instructions, and (iii) executing a sequenced Rule 10b5-1 Plan where trading in the later-effective Rule 10b5-1 Plan does not commence until after all trades under the earlier-commencing Rule 10b5-1 Plan are completed or expired without execution (however, if the earlier-commencing Rule 10b5-1 Plan is terminated early, the first trade under the later-commencing Rule 10b5-1 Plan must not be scheduled to occur until after the applicable cooling-off period set forth above, as measured from such termination date of the earlier-effective Rule 10b5-1 Plan). For clarity with respect to (iii) in the preceding sentence, if the earlier-commencing Rule 10b5-1 Plan is not terminated early, the cooling-off period for the later-commencing Rule 10b5-1 Plan is measured from the date of adoption of such later-commencing plan.

9.
Limitation on Single-Trade Plans. Insiders may only adopt one single-trade Rule 10b5-1 Plan during any consecutive twelve-month period, with the exception of “eligible sell-to-cover” transactions described in Rule 10b5-1. A single-trade Rule 10b5-1 Plan for these purposes means a Rule 10b5-1 Plan that provides for the purchase or sale of all of the securities under the plan to occur in a single transaction.

10.
Mandatory Suspension. Each Rule 10b5-1 Plan must suspend trades or terminate if legal, regulatory, or contractual restrictions are imposed on the Insider, or other events occur that would prohibit sales under such a Rule 10b5-1 Plan. For example, trading would need to be suspended or the Rule 10b5-1 Plan terminated if this Policy were amended to preclude that particular sort of trade. Likewise, trading would need to be suspended or the Rule 10b5-1 Plan terminated if it could create a material adverse effect for the Company.

11.
Broker Obligation to Provide Notice of Trades. Each Rule 10b5-1 Plan must provide that the broker will promptly notify the Insider and the Company of any trades under the Rule 10b5-1 Plan so that the Insider can make timely filings under the Exchange Act (if applicable).

12.
Other Requirements. All Rule 10b5-1 Plans must meet such other requirements as the Compliance Officer may determine from time to time.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company; provided however, the pre-clearance procedures specified herein will cease to apply to transactions in the Company’s Securities. If an Insider is in possession of Material Nonpublic Information when his or her service terminates, that Insider may not transact in Company Securities until that information has become public or is no longer material.

CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then transact in the Company Securities is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, Department of Justice, Financial Industry Regulatory Authority (FINRA), U.S. Attorneys, and state enforcement authorities as well as the laws of foreign jurisdictions. These organizations are very effective at detecting and pursuing insider trading violations. Punishment for insider trading violations is severe, and includes significant monetary fines and imprisonment. In the United States, corporations and entities may face criminal penalties of up to $25,000,000 and civil penalties of the greater of $1,000,000 and three (3) times the profit gained or loss avoided as a result of an employee’s violation, while individuals may face criminal penalties of up to $5,000,000 and civil penalties of up to three (3) times the profit gained or loss avoided.  Individuals may also be subject to up to 20 years’ imprisonment and/or a bar from serving as an officer or a director of a public company “if the person’s conduct demonstrates unfitness to serve.”

Insiders who violate this Policy will be subject to disciplinary action, which may include termination of employment for cause. Any sanctions imposed upon or liabilities incurred by an employee for insider trading will be the sole responsibility of the employee. The Company will not cover or indemnify the employee for these costs. Neither the Company nor any of its directors, officers or employees will be liable for the legal or financial consequences of any approval or pre-clearance, refusal to approve or pre-clear or delay in reviewing any requests for approval or pre-clearance of any transaction, Rule 10b5-1 Plan or other request under this Policy. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

PRECAUTIONS TO PREVENT MISUSE OR UNAUTHORIZED DISCLOSURE

When a person covered under this policy has exposure to Material Nonpublic Information, that individual should consider taking extraordinary precautions to prevent misuse or unauthorized disclosure, including:

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maintaining files securely and avoiding storing information on computer systems that can be accessed by other individuals;
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avoiding discussing confidential matters in areas where conversation could be overheard;
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restricting information on a “need to know” basis; and
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refrain from making any statement on the Internet or via social media (e.g. Twitter, Facebook) regarding the Company, as it may be seen as a recommendation to buy or sell the Company’s Securities.

INSIDER TRADING REPORTS

Pursuant to National Instrument 55-104 – Insider Reporting Requirements and Exemptions of the Canadian Securities Administrators, reporting Insiders are required to file insider trading reports within 10 days of first becoming required to file a report or five days after a change in their previously reported ownership position in any securities of the Company. This includes the grant of options and other equity-based awards (such as restricted share units, deferred share units and performance share units), as well as the exercise of options and the settlement of equity-based awards, whether through the issuance of shares or payment of cash. Such persons are also required to file on SEDI an “initial” insider report upon first becoming a reporting Insider (or, if later, at such time after having become an Insider that he or she first acquires direct or indirect beneficial ownership, control or direction over securities of the Company). Reporting Insiders may contact the Company’s Compliance Officer for further information regarding the requirements necessary to satisfy Canadian insider reporting obligations (it being understood that reporting Insiders are themselves responsible for ensuring their compliance with Canadian insider reporting obligations, and that responsibility is not borne by the Company).

This Policy requires all Insiders who are subject to Canadian insider reporting requirements to comply with those requirements, and also requires that they comply with any other reporting requirements applicable to them as may apply from time to time under the laws of other countries in which the Company is or becomes a public company.

COMPANY ASSISTANCE

If you have any questions about this Policy or its application to any proposed transaction, please contact the Company’s Compliance Officer, who can be reached by telephone at [●] or by e-mail at [●], for additional guidance.

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This Policy supersedes any previous policy of the Company concerning securities trading. In the event of any conflict or inconsistency between this Policy and other materials previously distributed by the Company, this Policy shall govern.

EXHIBIT A

GRACE THERAPEUTICS, INC. INSIDER TRADING POLICY
ACKNOWLEDGEMENT AND CERTIFICATION

I, __________________, hereby certify to the Board of Directors and Compliance Officer of Grace Therapeutics, Inc., that:

1.
I have read and understand the Company’s Insider Trading Policy (the “Policy”).

2.
I understand that the Compliance Officer is available to answer any questions I may have regarding the Policy.

3.
Throughout the entire time I have been with the Company since _____ 20__, I have complied with the Policy (as it may have been amended from time to time).

4.
I will continue to comply with the Policy for as long as I am subject to the Policy.

By:	Date:

Signature

Printed Name

EXHIBIT B

GRACE THERAPEUTICS, INC. INSIDER TRADING POLICY

Request for Clearance to Trade and Certification

To the Compliance Officer:

I hereby request clearance for myself (or member of my immediate family or household) to execute the following transaction relating to the securities of Grace Therapeutics, Inc. (the “Company”). The amount and nature of the proposed transaction is as follows:

Please Select All that Apply
☐	Sell in the open market __________ shares of Company Common Stock currently held at ____________________ (example: Fidelity; another broker; in certificated form)
☐	Purchase in the open market ___________ shares of Company Common Stock
☐	Gift _________ shares of Company Common Stock to_________________ (name)
☐	Adopt a Rule 10b5-1 plan to sell _____________ shares granted on ______________ (date)
☐	Other (explain)__________________________________________________________________

I understand that I am not authorized to transact in Company Securities or adopt a Rule 10b5-1 plan in reliance upon this Request for Clearance to Trade and Certification until _____________________________________ (insert date), and that such authorization will continue until ____________________________ (insert the date that is eight business days after the Request for Clearance to Trade and Certification Date below). I understand that if the proposed transaction has not been completed or the proposed Rule 10b5-1 plan has not been adopted by the last date of the authorization period set forth in the immediately preceding sentence, I must submit a new Request for Clearance to Trade and Certification in order to transact in Company Securities or adopt a Rule 10b5-1 plan.

I hereby certify that I have read and understand the Company’s Insider Trading Policy (attached) and I hereby certify that I am not in possession of any Material Nonpublic Information concerning the Company.

Notice and Certification Date (today):

Signature:

Printed Name:

To be completed by Compliance Officer

Approved:

Date: